Exhibit 21
SUBSIDIARIES OF REGISTRANT

State/Country of
Name	Incorporation
1. Cerner BeyondNow, Inc.	Kansas

2. Cerner Campus Redevelopment Corporation	Missouri

3. Cerner Canada Limited	Delaware

4. Cerner Chile Limitada	Chile

5. Cerner Corporation PTY Limited	New South Wales (Australia)

6. Cerner Deutschland GmbH	Germany

7. Cerner DHT, Inc.	Delaware

8. Cerner France SAS	France

9. Cerner Galt, Inc.	Delaware

10. Cerner Healthcare Solutions, Inc.	Delaware

11. Cerner Healthcare Solutions Private Limited	India

12. Cerner Health Connections, Inc.	Delaware

13. Cerner Iberia, S.L.	Spain

14. Cerner India Sales Private Limited	India

15. Cerner Innovation, Inc.	Delaware

16. Cerner International, Inc.	Delaware

17. Cerner Investment Corp.	Nevada

18. Cerner Ireland Limited	Ireland

19. Cerner Limited	United Kingdom

20. Cerner Lingologix, Inc.	Delaware

21. Cerner Middle East FZ-LLC	Emirate of Dubai, UAE

22. Cerner Middle East, Ltd.	Cayman Islands

23. Cerner Multum, Inc.	Delaware

24. Cerner Project IMPACT, Inc.	Delaware

25. Cerner Properties, Inc.	Delaware

26. Cerner Singapore Limited	Delaware

27. Cerner (Malaysia) SDN BHD	Malaysia

28. The Health Exchange, Inc.	Missouri

29. Rockcreek Aviation, Inc.	Delaware